Exhibit 99.1

Proxim Receives De-Listing Notice from NASDAQ

SAN JOSE, Calif. – June 14, 2005 – Proxim Corporation (as of June 15, 2005, Nasdaq: PROXQ) today announced that on June 13, 2005, the company received notification from the NASDAQ Stock Market of failure to comply with requirements for the continued listing of Proxim common stock. As of the opening of business on June 15, 2005, a "Q" will append to the trading symbol "PROX."  Without appeal, Proxim common stock is scheduled to be de-listed from The NASDAQ National Market at the opening of business on June 22, 2005.

In the notice, NASDAQ advised that determination was made after considering the company’s filing for bankruptcy on June 11, 2005. In light of the bankruptcy filing, the staff cited Marketplace Rules 4300 and 4450(f) specifically, public interest concerns generally, as well as concern regarding the residual equity interest of existing Proxim securities holders as grounds for non-compliance. Additionally, NASDAQ staff voiced concern over the company’s ability to come back into compliance with the $1 minimum bid price requirement of Marketplace Rule 4450(a)(5); as previously disclosed, the staff initially notified Proxim of non-compliance with this rule on June 3, 2005.

In light of  efforts to sell substantially all of the assets of the company and  the company's affairs under the United States Bankruptcy Code, Proxim currently does not intend to exercise its right to appeal NASDAQ’s determination.  Without an appeal of NASDAQ’s determination, Proxim common stock will be de-listed from The NASDAQ National Market and will not be immediately eligible for listing on the OTC Bulletin Board.  Proxim warned that the de-listing will likely make the stock more difficult to trade and will reduce its trading volume, further depressing the stock price.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the securities laws. These forward-looking statements include, but are not limited to, the company’s intent not to appeal NASDAQ’s determination and the effects of de-listing the stock. These statements reflect the current views and assumptions of the company, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These factors include, but are not limited to, the following: a decision on the company’s part to appeal Nasdaq's determination; the company’s ability to generate interest in the company’s assets in a sale context; actions taken by regulatory bodies that are out of the company’s control; various external factors, including economic, political and other global conditions; and various other risks including, without limitation, those discussed in the company’s filings with the Securities and Exchange Commission, including Proxim’s annual report on Form 10-K for the year ended December 31, 2004, Proxim’s quarterly report on Form 10-Q for the quarter ended April 1, 2005 and Proxim’s current reports on Form 8-K. The information provided in this press release is current as of the date of its publication. We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.